JOINT PRESS RELEASE

          New York, New York--July 15, 1996--The MicroCap Fund,
          Inc. (NASDAQ: MCAP)(the "Fund") and certain stockholders
          (the "Group") of the Fund who collectively own approxi-mately 16 per cent of the outstanding common stock of the Fund announced today that they have reached an agreement pursuant to which the Group will support the revised plan of liquidation adopted by the Fund's Board of Directors and submitted to the Fund's stockholders for approval at a Special Meeting of Stockholders to be held on July 19, 1996.

          Pursuant to the Agreement, (1) the Group will support the revised plan of liquidation; (2) Messrs. Michael S. Falk and, as previously announced by the Fund, Kamal Mustafa have tendered their resignations effective upon stockholder approval of the plan of liquidation, and each will thereafter have no further direct or indirect affil-iation with, or receive any compensation from, the Fund;
          (3) the Fund will add two independent replacement direc-tors acceptable to counsel for the Fund and the Group;
          (4) the Fund will seek to engage an independent trustee reasonably acceptable to the Group to oversee the liqui-dation process and to file articles of dissolution within 90 days after the stockholders adopt the plan of liquida-tion; (5) a representative of the Group will be entitled to attend meetings of the directors of the Fund and representatives of the Group will be entitled to review certain types of expenses incurred by the Fund; and (6) if an appropriate order is obtained from the SEC, the Fund will reimburse the Group for certain expenses in an amount not greater than $120,000.